News Release	CONTACTS:

Investors:
Joe Selner, Chief Financial Officer
920-491-7120
Media:
Cindy Moon-Mogush, Corporate Communications
920-431-8034

Associated Banc-Corp Enters into Accelerated Share Buyback

GREEN BAY, Wis. – Feb. 6, 2007 – Associated Banc-Corp (NASDAQ: ASBC) has repurchased 2 million shares, or approximately 1.5 percent of its outstanding common stock, the company announced today.

The shares were purchased from Citibank, N.A., under an accelerated share repurchase program at $34.12 per share for a total cost of approximately $68.2 million.

The accelerated share repurchase program enabled Associated to purchase the shares immediately, while Citibank may purchase shares in the market over a period of approximately three months. After this period, the repurchased shares are subject to a purchase price adjustment such that Associated may receive, or be required to pay, a price adjustment based on an adjusted weighted average price as defined in its agreement with Citibank.

After the repurchase announced today approximately 5.8 million shares remain available under prior repurchase authorizations by its Board of Directors. After this repurchase, Associated has approximately 127 million common shares outstanding.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $21 billion. Associated has more than 315 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.

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